Exhibit 10.23

SUMMARY OF 2013 SALARIES OF NAMED EXECUTIVE OFFICERS

The Company does not have written employment agreements with its CEO, CFO, or the other most highly compensated executive officers to be named in the Company’s Proxy Statement (the “Named Executive Officers”).  The following table sets forth the current base salaries provided to the Named Executive Officers:

Executive Officer	Current Salary
Rene J. Robichaud	$613,800
Jerry W. Fanska	$386,250
Jeffrey J. Reynolds1	$386,250
Steven F. Crooke	$362,250
Gernot E. Penzhorn2	$300,000
Frank J. LaRosa3	$270,300

All of the Named Executive Officers, including Rene J. Robichaud, President and CEO,  Jerry W. Fanska, Senior Vice President—Finance and Treasurer, Jeffrey J. Reynolds, Former Executive Vice President and Chief Operating Officer, Steven F. Crooke, Senior Vice President—General Counsel and Secretary, Gernot E. Penzhorn, Senior Vice President of Operations—International, and Frank J. LaRosa, Senior Vice President—Chief Administrative Officer, are also eligible to receive a bonus each year under the Company’s Executive Short-Term Incentive Plan (the “Executive STI Plan”), and equity awards or grants under the Company’s Long-Term Incentive Plan (the “LTI Plan”).  The amounts of such bonuses, awards and grants are made based on the recommendation of the Compensation Committee with the approval of the Board of Directors in accordance with the terms and conditions of the Executive STI Plan and the LTI Plan, which have been filed with the Securities and Exchange Commission. The Named Executive Officers are also eligible to receive discretionary bonuses, awards and grants based upon the recommendation of the Compensation Committee and the approval of the Board of Directors.

SUMMARY OF 2013 COMPENSATION OF DIRECTORS

For fiscal 2013, each director of the Company who was not also an employee of the Company, except the Chairman of the Board, received an annual retainer of $50,000. The Chairman of the Board received an annual retainer of $75,000 for fiscal 2013. The Chairmen of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee received additional annual retainers of $15,000, $10,000 and $5,000, respectively, for fiscal 2013.  All such retainers were payable in quarterly installments. In addition, each non-employee director received $1,500 for each board meeting he attended either in person or via teleconference and each member of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee received $1,500 for each committee meeting he attended either in person or via teleconference during fiscal 2013.  As an additional component of their compensation packages, all non-employee directors of the Company receive a onetime award of an option to purchase 3,000 shares of the Company's common stock upon becoming a member of the Board. For fiscal 2013, each non-employee director, except the Chairman, also received an annual award of restricted stock or stock options of the Company, or a combination of both, whichever they chose, with a value equal to $50,000 on the date of the award. For fiscal 2013, the Chairman received an annual award of either restricted stock or stock options of the Company or a combination of both, whichever he chose, with a value equal to $75,000 on the date of the award. The annual equity award was made on April 1, 2013. The restricted stock is valued based on the market price of the Company's common stock on the day the stock is issued, vests one year from the date of issuance, and is otherwise subject to all of the terms and conditions of the Company's 2006 Equity Plan, or such other plan under which the restricted stock may be issued. The director options have an exercise price equal to the market price of the common stock on the day they were issued, are 100% vested upon issuance, have a ten-year life and are otherwise subject to all of the terms and conditions of the 2006 Equity Plan, or such other plan under which the options may be issued. Directors of the Company who are also employees of the Company receive no compensation for service to Layne Christensen as directors.

1 Jeffrey J. Reynolds retired from his position as the Executive Vice President and Chief Operating Officer of the Company on December 31, 2012.

2 Gernot E. Penzhorn served as the President of the Mineral Exploration Division of the Company until January 1, 2013, at which time he was promoted to Senior Vice President of Operations—International, and his salary was increased to $300,000 per year.

3 Frank J. LaRosa served as Senior Vice President of Safety, Sustainability and IT of the Company until November 1, 2012, at which time he was promoted to Chief Administrative Officer.